As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-112836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIVO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

2160 Gold Street
Delaware	San Jose, California 95002 (408) 519-9100	77-0463167
(State or other jurisdiction of incorporation or organization)	(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Thomas Carson

President and Chief Executive Officer

2160 Gold Street

San Jose, California 95002

(408) 519-9100

(Name, address, including zip code, and telephone number, including area code, of agent of service)

COPIES TO:

Jon E. Gavenman Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Pamela Sergeeff Secretary TiVo Solutions Inc. 2160 Gold Street San Jose, California 95002 (408) 519-9100

Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-112836) (the “Registration Statement”) of TiVo Solutions Inc. (previously referred to as TiVo Inc.), a Delaware corporation (“TiVo”), pertaining to the registration of 356,850 shares of TiVo common stock, par value $0.001 per share (“Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on February 13, 2004, as amended by Amendment No. 1 filed on March 12, 2004.

On September 7, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among TiVo Corporation (previously referred to as Titan Technologies Corporation), Rovi Corporation (“Rovi”), TiVo, Nova Acquisition Sub, Inc. (“Rovi Merger Sub”) and Titan Acquisition Sub, Inc. (“TiVo Merger Sub”), Rovi Merger Sub merged with and into Rovi with Rovi as the surviving corporation and Titan Merger Sub merged with and into TiVo with TiVo as the surviving corporation (collectively, the “Mergers”). As a result of the Mergers, Rovi and TiVo each are now wholly owned subsidiaries of TiVo Corporation.

As a result of the Mergers, TiVo has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by TiVo in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock, which remain unsold at the termination of the offering, TiVo hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of September 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, TiVo Solutions Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 2nd day of November, 2016.

TIVO SOLUTIONS INC.

By:	/s/ Thomas Carson
Thomas Carson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Carson Thomas Carson	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2016

/s/ Wesley Gutierrez Wesley Gutierrez	Treasurer (Principal Financial and Accounting Officer)	November 2, 2016

/s/ Pamela Sergeeff	Secretary and Director	November 2, 2016
Pamela Sergeeff